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                            EL PASO NATURAL GAS COMPANY

                             EARNINGS PER COMMON SHARE
                               Form 10-Q, Exhibit 11
                       For The Three Months Ended March 31,
                     (In Thousands, except earnings per share)

                                                    -----------------------
                                                      1997          1996
                                                    --------     ----------

Income available for common stock dividends         $ 47,301     $ (35,248)

Primary average common shares outstanding             56,608        35,051
Primary earnings per share                          $ 0.8356     $ (1.0056)

Fully diluted average common shares outstanding       56,661        35,051
Fully diluted earnings per common share             $ 0.8348     $ (1.0056)
